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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-152450/811-08306 on Form N-4 of our reports, dated February 26, 2009, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries, ("the Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1,2007) and the effectiveness of the Company's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
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New York, New York
April 15, 2009